Exhibit 99.1

Press Release Source: Occam Networks Inc.

Occam Networks Completes Private Placement

Friday April 2, 8:00 am ET

SANTA BARBARA, Calif.—(BUSINESS WIRE)—April 2, 2004—Occam Networks Inc. (OTCBB: OCCM—News), a supplier of Ethernet and IP-based loop carrier equipment to telecommunications companies, announced today that it has concluded its private placement of Series A-2 Preferred Stock. At the final closing on April 1, 2004, investment funds associated with U.S. Venture Partners (USVP) and Norwest Venture Partners invested an additional $1.5 million. Since November 2003, Occam has raised $22.2 million through private placements of Series A-2 Preferred Stock. The Series A-2 Preferred Stock sold to USVP and Norwest was issued on the same terms and conditions, including pricing, as previously disclosed in Occam’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on Nov. 21, 2003 and on March 12, 2004. These Form 8-K’s also describe contractual rights granted to investors in the private placement transactions, including rights of first refusal on future financings and an obligation to file a registration statement relating to the common stock underlying the series A-2 Preferred Stock.

In connection with an announcement on March 10, 2003 of an investment by Alta Partners, Occam also disclosed that it was negotiating to obtain commitments from existing investors to acquire Occam’s convertible promissory notes. USVP and Norwest made their recent equity investments in lieu of committing to purchase convertible notes. Accordingly, Occam and existing investors have terminated discussions concerning the issuance of any convertible notes.

Occam previously disclosed that it issued warrants to Alta Partners to acquire up to $3.8 million of Series A-2 Preferred, subject to various conditions, including potential reductions in the $3.8 million based on Occam’s ability to obtain additional financing. As a result of the $1.5 million investment from USVP and Norwest, the amount currently subject to the Alta warrants has been reduced to approximately $2.3 million. This amount will also be reduced by the amount, if any, that Occam raises in excess of $1.5 million through a contemplated rights offering. To the extent the warrant is exercisable, Alta will be entitled to purchase the shares under the warrants at any time during the period beginning after completion of the rights offering and ending in September 2005.

The Series A-2 Preferred Stock sold in connection with this financing, and the common stock issuable upon conversion, have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or applicable state securities laws.

As previously disclosed, Occam expects to conduct a rights offering of Series A-2 Preferred Stock on terms substantially similar to the terms under which shares were sold to existing investors in November 2003. Applicable subscription ratios, record dates, issuance dates, and subscription periods have not yet been determined. In connection with the rights offering, the company intends to file a registration statement with the Securities and Exchange Commission. Occam has not yet determined when it will commence the rights offering but expects to file the registration statement within the next month. The rights offering cannot be commenced unless and until the SEC has declared the registration statement to be effective.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein.

About Occam Networks Inc.

Occam Networks Inc. develops and markets innovative Broadband Loop Carrier networking equipment that enable telephone companies to deliver voice, data and video services. Based on Ethernet and Internet Protocol (IP) technologies, Occam’s equipment allows telecommunications service providers to profitably deliver traditional phone services, as well as advanced voice-over-IP, residential and business broadband, and digital television services through a single, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

Portions of this press release may contain forward-looking statements regarding future events or the future performance of Occam Networks. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from any future performance suggested in such statements. Rapidly changing technologies and market conditions may require changes to Occam’s products. Occam does not undertake any obligation to publicly update any forward-looking statements as a result of new information, future events or otherwise. Please also refer to the company’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings with the SEC. These filings contain and identify other important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

Contact:

Occam Networks Inc., Santa Barbara

Howard Bailey, 805-692-2908

hbailey@occamnetworks.com

or

Connect Public Relations

Holly Hagerman, 801-373-7888

hollyh@connectpr.com

Source: Occam Networks Inc.